Exhibit 99.1

Contact: Tessa Anderson
Phone: +1.720.286.2246
E-Mail: tessa.anderson@ch2m.com

FOR IMMEDIATE RELEASE

Michael A. Lucki, CPA Joins CH2M HILL as Chief Financial Officer

DENVER, September 28, 2010 — CH2M HILL, a global full-service consulting, design, construction, and operations firm, announces that Michael A. Lucki, CPA, has joined the firm as Senior Vice President and Chief Financial Officer. Mr. Lucki will assume his new responsibilities effective November 1, 2010.

Lucki is a seasoned veteran with more than 30 years of international experience in the engineering and construction industry. He joins CH2M HILL from Ernst & Young LLP (E&Y) where he was a partner and led the Global Engineering and Construction (E&C) Industry Practice since 1994 and the Global Infrastructure Practice since 2008.

“Mike brings solid finance and accounting experience in the global engineering and construction industry,” said Lee McIntire, CH2M HILL Chairman and CEO. “A well-known and highly respected professional in our industry, I am confident Mike will be a great addition to our leadership team and strengthen our ability to win and deliver challenging projects around the world.”

In his role with CH2M HILL, Lucki will be responsible for the oversight and leadership of the day-to-day global financial operations for the firm including financial reporting, accounting, corporate finance, taxation and information technology. Lucki will also be an important part of CH2M HILL’s mergers and acquisitions team.

Previously as the Global Practice Leader for Ernst & Young’s Global Engineering and Construction Industry Practice, Lucki grew the practice from $50 million in annual revenue in 1995 to a global practice with $550 million in annual revenue and the largest professional firm providing services to the engineering and construction industry in 2010.

Lucki received his bachelor’s of science degree in business administration with an emphasis in accounting from California State University, Los Angeles (CSULA). He is a member of the American Institute of Certified Public Accountants and a member of the California Society of Certified Public Accountants. Lucki is a Trustee of the California State University System Foundation Board and Chair of CSULA’s School of Business—Accounting Advisory Board.

Headquartered in Denver, Colo., employee-owned CH2M HILL is a global leader in consulting, design, design-build, operations and program management for government, civil, industrial and energy clients. With $6.3 billion in revenue and 23,500 employees, CH2M HILL is an industry-leading program management, construction management and design firm, as ranked by Engineering News-Record (2010). The firm’s work is concentrated in the areas of water, transportation, environmental, energy and power, and facilities and infrastructure. The firm has long been recognized as a most-admired company and leading employer. Visit www.ch2mhill.com.

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